Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP Three First National Plaza 70 West Madison Street, 48th Floor Chicago, Illinois 60602 312.499.6300 main 312.499.6300 fax www.sheppardmullin.com

February 19, 2020

Hecla Mining Company

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

Re:	Registration Statement on Form S-3; $13,800,000 Aggregate Principal Amount of 7.250% Senior Notes Due 2028

Ladies and Gentlemen:

We have acted as special counsel to Hecla Mining Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 of the Company (the “Resale S-3”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), for resale from time to time by the selling noteholders, of up to $13,800,000 aggregate principal amount of the Company’s 7.250% Senior Notes due 2028 (the “Notes”) which were initially jointly and severally guaranteed on an unsecured basis (the “Guarantees”) by the entities identified as “Guarantors” (the “Guarantors”) under that certain Indenture, dated as of February 19, 2020 (the “Base Indenture”), by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture (the “First Supplemental Indenture”), dated as of February 19, 2020, by and between such parties (the Base Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”). The Notes were acquired in a registered public offering by the selling noteholders, some of whom may be deemed to be affiliates of the Company. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Resale S-3 or Prospectus (as defined below), other than as expressly stated herein.

As such counsel, we have examined copies of the following:

1.	the Resale S-3;

2.	the Prospectus, dated February 19, 2020, included as part of the Resale S-3 (the “Prospectus”);

3.	the Indenture;

4.	the global certificate representing the Notes; and

5.	such other documents as we have deemed appropriate for purposes of the opinions expressed below.

In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any

Hecla Mining Company

February 19, 2020

other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to the laws of Delaware and Washington are addressed in the opinion of K&L Gates LLP, separately provided to you. Various issues pertaining to the laws of Nevada are addressed in the opinion of Erwin Thompson Faillers, separately provided to you. Various issues pertaining to the laws of Montana are addressed in the opinion of Crowley Fleck PLLP, separately provided to you. Various issues pertaining to the laws of Idaho are addressed in the opinion of Michael Clary, Esq., separately provided to you. Various issues pertaining to the laws of Canada are addressed in the opinion of Cassels Brock & Blackwell LLP, separately provided to you. We express no opinion with respect to any of those matters herein, and to the extent elements of those other opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes and the Guarantees are legal valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their terms.

Our opinion is subject to: (i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (ii) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) covenants not to compete; (i) provisions for exclusivity, election or cumulation of rights or remedies; (j) provisions authorizing or validating conclusive or discretionary determinations; (k) grants of setoff rights; (l) proxies, powers and trusts; (m) provisions prohibiting, restricting or requiring consent to assignment or transfer of any agreement, right or property; (n) provisions permitting, upon acceleration of any indebtedness (including the Notes and the Guarantees), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that each of the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, other agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Hecla Mining Company

February 19, 2020

In rendering this opinion, we have assumed (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; and (v) that the Resale S-3 and any required post-effective amendment thereto have all become effective under the Act and the Prospectus, any and all prospectus supplement(s) required by applicable laws, and any and all free-writing prospectus(es) related to the offer and sale of the Notes and the Guarantees have been delivered and filed as required by such laws.

This opinion is for your benefit in connection with the Resale S-3 and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Resale S-3, and to the reference to our firm contained in the Resale S-3 under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SMRH:4850-7649-7844.4